Exhibit 99.1

Net 1 UEPS Technologies, Inc. Announces First Quarter Results and Outlines Prism Strategy

Johannesburg, South Africa (November 8, 2006) –Net 1 UEPS Technologies, Inc. (“Net1” or the “Company”) (Nasdaq: UEPS) today announced results for the first quarter of fiscal 2007.

Results

The Company reported an increase in GAAP net income of 14% to $15.1 million and an increase in fundamental net income (net income excluding amortization of acquisition-related intangible assets and stock-based compensation charge) of 22% to $16.0 million for the three months ended September 30, 2006, from GAAP net income of $13.2 million for the three months ended September 30, 2005. GAAP earnings per common share and linked unit increased 11% to $0.26 and fundamental earnings per share increased 17% to $0.28 for the three months ended September 30, 2006, compared to GAAP earnings per common share and linked unit of $0.24 for the three months ended September 30, 2005. Revenue increased 15% from $45.9 million for the first quarter of 2006 to $52.9 million for the first quarter of 2007.

Since the Company’s reporting currency is the U.S. dollar (“USD”) but its functional currency is the South African rand (“ZAR”), and due to the significant impact of currency fluctuations between the USD and the ZAR on the Company’s results of operations, the Company also analyzes its results of operations in ZAR to assist investors in understanding the changes in the underlying trends of its business. During the three months ended September 30, 2006, the ZAR was significantly weaker against the USD than during the same periods in the prior year. The impact of these changes on results of operations is shown under the column “Change” in the tables of key metrics included at the end of this press release.

In ZAR, the Company reported an increase in GAAP net income of 27% to ZAR 108.7 million and an increase in fundamental net income of 35% to ZAR 115.4 million for the three months ended September 30, 2006, from GAAP net income of ZAR 85.7 million for the three months ended September 30, 2005. GAAP earnings per common share and linked unit increased 20% to ZAR 1.91 and fundamental earnings per share increased 29% to ZAR2.03 for the three months ended September 30, 2006, compared to GAAP earnings per common share and linked unit of ZAR 1.55 for the three months ended September 30, 2005. Revenue increased 28% from ZAR 298.4 million for the first quarter of 2006 to ZAR 381.8 million for the first quarter of 2007.

Use of Non-GAAP measures

On July 3, 2006, the Company acquired Prism Holdings Limited (“Prism”) and has combined its results with those of the Company. In terms of United States generally accepted accounting principles (“GAAP”) the Company is required to fair value all intangible assets on the date of acquisition and amortize these intangible assets over their expected useful lives. In addition, under GAAP, the Company is required to measure the fair value of options granted to Prism employees and recognize a stock-based compensation charge over the requisite service period. The Company’s net income and earnings per common share and linked unit for the three months ended September 30, 2006 includes the amortization of Prism intangibles acquired as well as the stock-based compensation charge related to options granted to Prism employees. Attachment C presents a reconciliation between net income and earnings per common share and linked unit as determined in terms of GAAP and measures of fundamental net income and fundamental earnings per common share and linked unit.

Management believes that certain adjustments to net income and earnings per common share and linked unit enhance the Company’s evaluation of its performance. Therefore, the Company excludes these items from GAAP net income and earnings per common share and linked unit in calculating fundamental net income and earnings per common share and linked unit.

Financial results excluding Prism

The Company’s consolidated financial results excluding Prism’s consolidated financial results are attached as Attachment B.

First Quarter Highlights

  $202.3 million in transactions were processed through the Company’s merchant acquiring system in the first quarter of fiscal 2007, compared to $118.6 million in the first quarter of fiscal 2006. During the three months ended September 30, 2006, 2,976,558 grants were paid through the Company’s terminal base, compared to 1,449,675 during the three months ended September 30, 2005;
  4,169 terminals were in use at 2,468 participating UEPS retail locations as of September 30, 2006, compared with 3,959 terminals in use at 2,303 locations as of September 30, 2005. These numbers were comparable to June 30, 2006. The number of transactions processed per terminal increased from 403 during the three months ended September 30, 2005, to 725 during the three months ended September 30, 2006;
  UEPS transaction-based activities effected 11.2 million payments during the first quarter of fiscal 2007, a 10% increase over the number of payments effected during the first quarter of fiscal 2006;
  A total of 3,738,975 UEPS smart card-based accounts were active at June 30, 2006, compared to 3,398,516 active accounts at September 30, 2005;
  Hardware and software totalling approximately $2.0 million was sold to SmartSwitch Botswana (Pty) Ltd during the three months ended September 30, 2006;
  Net1 Applied Technologies South Africa Limited acquired 100% of the issued and outstanding ordinary share capital of Prism on July 3, 2006 for approximately $95.2 million in cash; and
  EasyPay (Pty) Limited, a subsidiary of Prism, processed 100,831,659 transactions and generated an average fee per transaction of $0.03.

Comments and Outlook

“I am pleased with the results of the first quarter for fiscal 2007, which were achieved despite the considerable time and effort spent on the integration of Prism,” said Dr. Serge Belamant, Chairman and CEO of Net1. “We’ve also invested a significant amount of time to obtain access to a banking licence for our wage payment initiative and I am optimistic that we will be successful in our endeavours in the near future. Internationally, our activities in Namibia, Botswana and Nigeria are progressing according to plan and we are making good progress to establish ventures in other countries. Overall, we believe that the earnings guidance we have given remains achievable,” he concluded.

Prism integration and strategy

Net1 acquired Prism on July 3, 2006. The Net1 and Prism management teams made significant progress during the first quarter integrating Prism’s staff members and operations into Net1 and defining the future strategy of Prism’s product lines within the Net1 group. Prism’s operations currently comprise the following main activities:

  Prism owns 74.9% of EasyPay, which operates the largest bank-independent financial switch in Southern Africa. EasyPay provides the largest South African retailers and petroleum companies with debit and credit card transaction switching services through an estimated 50,000 point of service (“POS”) devices that are connected to the EasyPay switch. In addition, EasyPay also offers a consumer bill payment service that enables account payments for approximately 200 different bill issuers, including local authorities, telephone companies, utilities, medical service providers, traffic departments, mail order companies, banks and insurance companies. Consumers are encouraged to pay their bills at all participating retailers that have POS devices connected to EasyPay.

  Manufacturing and supply of chip cards into the South African and other international markets. The majority of cards supplied by Prism are Global System for Mobile Communication (“GSM”) cards and the major customers are mobile network operators in South Africa and the Philippines. Prism’s chip software is also licensed to a number of the world’s major silicon, module and SIM-card manufacturers. A key application developed by Prism is Voucher-less Top-Up (“VTU”) which facilitates mobile phone-based pre-paid airtime vending and enables cell phone users to purchase additional airtime simply, securely and conveniently.

  Supply of integrated POS payment products and systems. Prism is a VeriFone partner for sub- Saharan Africa and the Indian Ocean islands. In addition to the supply of POS equipment, Prism also supplies proprietary Value Added Services (“VAS”) applications for the POS devices that enable retailers to supply additional services such as airtime top-up and bill payments.

  Supply of transaction security solutions such as Triple Data Encryption Standard (“TDES”) and Europay, Mastercard and VISA (“EMV”) implementations for operators of payment processing devices, Personal Identification Number (“PIN”) encryption devices, card acceptance modules and outdoor payment terminals.

The Company’s future strategy for Prism’s activities within the Net1 group will focus on the following initiatives:

  The Company seeks to enable the majority of POS devices connected to EasyPay to accept UEPS cards. In order to achieve this objective, the Company needs to obtain permission from the retailers who own these devices and connect biometric readers to these terminals. The capital expenditure that the Company will have to incur to install these biometric devices is estimated at approximately $5.0 million. The Company believes that the retailers will agree to these upgrades as it will enable them to accept the 3.7 million UEPS cards already in issue, as well as the UEPS cards the Company plans to issue in future as part of its wage payment system initiative. The Company has already explored this initiative with major South African retailers and it has received positive feedback. The combination of the Company’s existing terminal base, mainly in rural areas, with the EasyPay- connected terminals, mainly in semi-urban and urban areas, will provide it with the largest terminal footprint in South Africa. The Company expects that this substantial increase in the number of UEPS-enabled terminals will have a very significant and positive impact on the level of usage of its UEPS technology throughout South Africa. Once it implements this combination, the Company will generate transaction-based revenues, payable by the retailers, when a UEPS card is used at any UEPS-enabled terminal. The Company also plans to enhance the EasyPay bill payment service by introducing technology that will enable consumers to receive bill notifications on their mobile phones and will allow them to settle the bill immediately through their mobile phones, for which it will charge a transaction fee. The Company is also exploring the possibility of issuing a dedicated credit card to EasyPay customers that can only be used for the payment of utility bills. Should this initiative prove to be feasible, the Company will generate interest income from the use of these credit cards.

  The Company plans to integrate its UEPS software with Prism’s GSM chip software. The combined software will enable the SIM cards in GSM mobile devices to perform UEPS functions such as loading, spending, continuous debit, automatic debit and automatic credit. As a result, mobile service providers will be able to offer their customers an enhanced service that includes the ability to transact using their phones, while opening a channel to financial service providers to deliver their products and recover payments or premiums from mobile handset owners. The Company plan to license the combined UEPS/GSM solution to major card manufacturers and generate licence fee revenue from every card that is manufactured with its software mask. The Company will also increase marketing efforts to sell the VTU solution to mobile operators in South Africa and internationally. The Company will generate revenues from the sale of the VTU solution, either by charging a transaction fee based on the value of airtime purchased through the system, or by entering into a joint venture with the service provider and sharing in the profits generated through the use of the VTU system. The implementation of VTU in a country or region will also provide the Company with an entry opportunity to sell a UEPS system, as most mobile operators require a system to collect the money spent by their prepaid customers on airtime top-up, for which UEPS is ideally suited. More importantly, the Company will generate income from each UEPS system that will be sold as a result of the above mentioned implementation, to existing financial institutions, telephone suppliers or to new entrants in the banking arena that choose to use the mobile channel as a delivery mechanism. The Company is actively developing a technology solution designed to bridge seamlessly the mobile phone to existing payment infrastructures such as ATMs, POS devices, the Internet and voice channels, and it expects that in the near future it will file patent applications covering this technology. The Company believes that this technology has the potential to influence significantly the worldwide payment processing industry.

  The Company will focus on enhancing the VeriFone terminal software to offer the users of these terminals a complete hardware and software solution, with the ability to accept all card types and to perform VAS such as bill payments and the sale of prepaid utilities. In South Africa, users of these terminals will be encouraged to process their transactions and VAS through Net1. The Company expects to generate revenue from this activity through the sale or the rental of the terminals, as well as from processing and acquiring fees for those terminals connected to Net1.

  The Company will continue to supply transaction security solutions and will utilize the expertise in this division and will seek to ensure that the security protocols utilized in UEPS remain at innovative and industry-leading. The Company will continue to generate revenue from the sale of the solutions it develops from these activities.

The financial and synergistic impact of the Company’s strategy for Prism as outlined above is summarized in the following table:

Anticipated impact on:
Activity	Transaction Volume	Revenue per transaction	Operating Margin	Other synergistic benefits
Increase debit / credit and UEPS transactions processed through terminals connected to EasyPay	High	Low (<ZAR1.00 per transaction) Medium (50-75 basis points of transaction value Medium (ZAR1 per fingerprint verification for any existing bank card)	High (>50%) High (>75%) High (>75%)	Substantially increased level
of usage of UEPS cards,
facilitating the deployment of
Net1’s wage payment
solution (“WPS”).

Generation of acquiring fees
for grant-based transactions
and WPS card holders.

Increased sales of fingerprint
readers to verify transactions
performed by clients of
existing banks.
Increase bill payment transactions	High	Medium (<ZAR5.00 per transaction) Medium (Introduction of bill payment via cell phone – push model – ZAR10 per month per client)	High (>50%) High (>75%)	Enhances functionality
offered to UEPS cardholders.

Introduction of bill payment
on cell phone using push
technology will allow users to
receive the bills and to effect
payments securely and using
their cell phone only.

Launch utility credit card	High	High (Interest at prevailing rates) Medium (Acquiring fees of 2.5% for credit cards and .5% for debit cards)	High (>50%)	Re-segmentation of existing
credit card market by offering
security and ease of use.

Low risk as current clients are
payers of bills.

New market for WPS and the
introduction of our debit card
– off-line as well as integrated
cell phone payment facility.
License combined GSM/UEPS chip software	High	Low (<$0.50 per chip) Low (UEPS System sales) High (UEPS transaction fees)	High (>50%) High (>90%) High (>60%)	Launches UEPS as a payment
system in all countries where
mobile operators deploy the
software.

Increase in revenue for
differentiated product as well
as new revenue steams from
new issuers who wish to
operate the technology as a
bank.

Sell VTU to mobile operators (on transaction fee basis)	High	Medium (<2% of recharge value)	High (>50%)	Provides a potential entry for UEPS in the country/region where VTU is deployed.
Sell VTU to mobile operators (on joint venture basis)	High	Profit of JV equity accounted	High (profit of JV equity accounted)	Provides a potential entry for UEPS in the country/region where VTU is deployed.
VeriFone and other hardware sales	Low	High	Medium (<50%)	Expands the footprint of terminals that accept UEPS cards.
Transaction security solution sales	Low	High	High (>50%)	Provides expertise for UEPS security requirements.

Conference call

Net1 will host a conference call to review first quarter results on November 9, 2006 at 9:30 a.m EST. To participate in the call, dial 1-800-860-2442 (U.S. only), 1-866-519-5086 (Canada only), 0-800-917-7042 (U.K. only) or 0-800-200-648 (South Africa only) five minutes prior to the start of the call. The passcode is “Net1”. The call will also be webcast on the Net1 homepage, www.net1ueps.com. Please click on the webcast link at least 10 minutes prior to the call. A replay of the call may be accessed through the Net1 website through November 30, 2006.

About Net1 (www.net1ueps.com)

Net1 provides its universal electronic payment system, or UEPS, as an alternative payment system for the unbanked and under-banked populations of developing economies. The Company believes that it is the first company worldwide to implement a system that can enable the estimated four billion people who generally have limited or no access to a bank account to enter affordably into electronic transactions with each other, government agencies, employers, merchants and other financial service providers. To accomplish this, the Company has developed and deployed the UEPS. This system uses secure smart cards that operate in real-time but offline, unlike traditional payment systems offered by major banking institutions that require immediate access through a communications network to a centralized computer. This offline capability means that users of Net1’s system can enter into transactions at any time with other cardholders in even the most remote areas so long as a portable offline smart card reader is available. In addition to payments and purchases, Net1’s system can be used for banking, health care management, international money transfers, voting and identification. Net1’s subsidiary, Prism, is a company focused on the development and provision of secure transaction technology, solutions and services. Prism’s core competencies around secure online transaction processing, cryptography and integrated circuit card (chip/smart card) technologies are principally applied to electronic commerce transactions in the telecommunications, banking, retail, petroleum and utilities market sectors. These technologies form the cornerstones of the “trusted transactions” environment and provide us with the building blocks for developing secure end-to-end payment solutions.

This announcement contains forward-looking statements pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, implied or inferred by these forward-looking statements, such as implementation of the Company’s Prism strategy, product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, development difficulties, foreign currency risks, costs of capital, the ability to consummate and integrate acquisitions, and other risks detailed in the Company’s SEC filings. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

Contact William Espley at Net1 Investor Relations at:
Telephone:               (604) 484-8750
Toll Free:                 1-866-412-NET1 (6381)

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Operations

	Three months ended
	September 30,
	2006	2005
	(In thousands, except share data)

REVENUE	$52,926	$45,887

EXPENSE

COST OF GOODS SOLD, IT PROCESSING, SERVICING AND SUPPORT	13,319	11,819

GENERAL AND ADMINISTRATION	13,485	10,656

DEPRECIATION AND AMORTIZATION	2,947	1,538

COSTS RELATED TO PUBLIC OFFERING AND NASDAQ LISTING	-	1,477

OPERATING INCOME	23,175	20,397

INTEREST INCOME, net	872	903

INCOME BEFORE INCOME TAXES	24,047	21,300

INCOME TAX EXPENSE	8,840	8,411

NET INCOME FROM CONTINUING OPERATIONS BEFORE MINORITY
INTEREST AND EARNINGS FROM EQUITY ACCOUNTED INVESTMENTS	15,207	12,889

MINORITY INTEREST	205	-

EARNINGS FROM EQUITY ACCOUNTED INVESTMENTS	70	290

NET INCOME	$15,072	$13,179

Net income per share

Basic earnings, in cents – common stock and linked units	26.5	23.8
Diluted earnings, in cents – common stock and linked units	26.2	23.5

NET 1 UEPS TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets

	Unaudited	(A)
	September 30,	June 30,
	2006	2006
	(In thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$102,133	$189,735
Pre-funded social welfare grants receivable	26,639	17,223
Accounts receivable, net of allowances of – September: $758; June: $159	25,332	21,219
Finance loans receivable, net of allowances of – September: $3,551; June: $3,448	5,998	6,713
Deferred expenditure on smart cards	583	656
Inventory	5,631	1,935
Deferred income taxes	5,180	3,237
Total current assets	171,496	240,718
LONG TERM RECEIVABLE	887	946
PROPERTY, PLANT AND EQUIPMENT, NET OF ACCUMULATED
DEPRECIATION OF – September: $22,819; June: $16,543	7,111	3,757
EQUITY ACCOUNTED INVESTMENTS	4,782	4,986
GOODWILL	73,446	13,923
INTANGIBLE ASSETS, NET OF ACCUMULATED AMORTIZATION OF –
September: $7,902; June: $6,549	29,915	5,649
TOTAL ASSETS	287,637	269,979
LIABILITIES
CURRENT LIABILITIES
Bank overdraft	-	20
Accounts payable	5,125	2,073
Other payables	30,091	28,575
Income taxes payable	9,980	12,455
Total current liabilities	45,196	43,123
DEFFERRED INCOME TAXES	28,081	17,846
TOTAL LIABILITIES	74,073	60,969
MINORITY INTEREST	796	-
SHAREHOLDERS’ EQUITY
COMMON STOCK
Authorized: 83,333,333 with $0.001 par value;
Issued and outstanding shares - September: 50,383,531; June: 49,596,879	51	50
SPECIAL CONVERTIBLE PREFERRED STOCK
Authorized: 50,000,000 with $0.001 par value;
Issued and outstanding shares - September: 6,545,113; June: 7,315,099	6	7
B CLASS PREFERENCE SHARES
Authorized: 330,000,000 with $0.001 par value;
Issued and outstanding shares (net of shares held by the Company) - September:
48,227,172; June: 53,900,752	8	9
ADDITIONAL PAID-IN-CAPITAL	105,815	105,792
TREASURY SHARES ISSUED: September: 147,973; June: 147,973	(3,958)	(3,958)
ACCUMULATED OTHER COMPREHENSIVE INCOME	(20,303)	(9,763)
RETAINED EARNINGS	131,945	116,873
TOTAL SHAREHOLDERS’ EQUITY	213,564	209,010
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$287,637	$269,979

(A) – amounts derived from audited financial statements

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended
	September 30,
	2006	2005
	(In thousands)

Cash flows from operating activities
Net income	$15,072	$13,179
Depreciation and amortization	2,947	1,538
Earnings from equity accounted investments	(70)	(290)
Fair value adjustment related to financial liabilities	2	3
Fair value of FAS 133 derivative adjustments	-	147
(Profit) Loss on disposal of property, plant and equipment	(34)	7
Minority interest	205	-
Stock compensation benefit	(28)	-
Increase in accounts receivable, pre-funded social welfare grants receivable and finance
loans receivable	(9,029)	(7,653)
Decrease in deferred expenditure on smart cards	43	1,019
(Increase) Decrease in inventory	(2,579)	63
(Decrease) Increase in accounts payable and other payables	(7,291)	3,126
Decrease in taxes payable	(2,866)	(3,587)
Increase in deferred taxes	2,100	1,671
Net cash (used in) provided by operating activities	(1,528)	9,223

Cash flows from investing activities
Capital expenditures	(843)	(542)
Proceeds from disposal of property, plant and equipment	118	4
Acquisition of Prism Holdings Limited, net of cash acquired	(82,106)	-
Acquisition of equity interest in and advance of loans to equity accounted investment	-	(1,851)
Net cash used in investing activities	(82,831)	(2,389)

Cash flows from financing activities
Proceeds from issue of share capital, net of share issue expenses	50	32,219
Proceeds from bank overdrafts	18,173	-
Repayment of bank overdraft	(17,056)	-
Net cash provided by financing activities	1,167	32,219

Effect of exchange rate changes on cash	(4,410)	5,399

Net (decrease) increase in cash and cash equivalents	(87,602)	44,452

Cash and cash equivalents – beginning of period	189,735	107,749

Cash and cash equivalents at end of period	$102,133	$152,201

Net 1 UEPS Technologies, Inc.
Attachment A

Key metrics and statistics at and for the three months ended September 30, 2006 and 2005:

Three months ended September 30, 2006 and 2005

					Three
					months
	Three months ended				ended	Year ended
	September 30,		Change		June 30,	June 30,
				Constant
	2006	2005		Exchange	2006	2006
	US$	US$	Actual	Rate (1)	US$	US$
Key statement of operations data, in
’000, except EPS
Revenue	$52,926	$45,887	15%	28%	$48,198	$196,098
Operating income	23,175	20,397	14%	26%	23,001	89,613
Income tax expense	8,840	8,411	5%	17%	9,591	36,653
Net income	$15,072	$13,179	14%	27%	$15,545	$59,232

Earnings per share,
Basic (cents)	26.5	23.8	11%	20%	27.4	105.8
Diluted (cents)	26.2	23.5	11%	20%	27.1	103.3

Fundamental earnings per share,
Basic (cents)	28.1	23.8	18%	31%	27.4	105.8

Key segmental data, in ’000, except
margins
Revenue:
Transaction-based activities	$32,237	$27,818	16%	29%	$30,346	$117,186
Smart card accounts	8,580	8,552	0%	11%	9,354	36,220
Financial services	2,985	4,274	(30)%	(23)%	3,673	16,129
Hardware, software and related
technology sales	9,124	5,243	74%	93%	4,825	26,563
Total consolidated revenue	$52,926	$45,887	15%	28%	$48,198	$196,098

Consolidated operating income (loss):
Transaction-based activities	$18,428	$14,132	30%	45%	$16,576	60,653
Smart card accounts	3,900	3,887	0%	11%	4,252	16,464
Financial services	1,060	1,844	(43)%	(36)%	1,475	6,929
Hardware, software and related
technology sales	1,049	4,067	(74)%	(71)%	3,331	16,721
Corporate/ Eliminations	(1,262)	(3,533)	(64)%	(60)%	(2,633)	(11,154)
Total operating income	$23,175	$20,397	14%	26%	$23,001	$89,613

Operating income margin (%)
Transaction-based activities	57%	51%			55%	52%
Smart card accounts	45%	45%			45%	45%
Financial services	36%	43%			40%	43%
Hardware, software and related
technology sales	11%	78%			69%	63%
Overall operating margin	44%	44%			48%	46%

	Sep 30,	Jun 30,
	2006	2006
Key balance sheet data, in ’000
Cash and cash equivalents	$102,133	$189,735	(46)%
Total current assets	171,496	240,718	(29)%
Total assets	287,637	269,979	7%
Total current liabilities	45,196	43,123	5%
Total shareholders’ equity	$213,564	$209,010	2%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the first quarter of fiscal 2007 also prevailed during the first quarter of fiscal 2006.

Three months ended September 30, 2006 and 2005 (continued)

				Three
				months
	Three months ended			ended	Year ended
	September 30,		Change	June 30,	June 30,
	2006	2005		2006	2006

Additional information:
Transaction-based activities:
Total number of grants paid:
KwaZulu-Natal	4,915,405	4,308,365	14%	4,758,244	18,117,676
Limpopo	2,892,620	2,694,168	7%	2,874,214	11,154,040
North West	820,955	776,963	6%	815,746	3,181,242
Northern Cape	413,243	389,575	6%	397,809	1,585,846
Eastern Cape	2,127,992	1,970,171	8%	2,111,103	8,204,977
	11,170,215	10,139,242	10%	10,957,116	42,243,781

Average revenue per grant paid:	ZAR	ZAR		ZAR	ZAR
KwaZulu-Natal	20.35	19.21	6%	20.45	20.14
Limpopo	16.00	15.33	4%	16.21	15.59
North West	17.94	18.13	(1)%	18.08	18.10
Northern Cape	18.69	19.02	(2)%	20.46	19.30
Eastern Cape	11.86	12.19	(3)%	11.95	12.04

UEPS merchant acquiring system:
Terminals installed at period end	4,169	3,959	5%	4,038	4,038
Number of participating retail
locations at period end	2,468	2,303	7%	2,381	2,381
Value of transactions processed
through POS devices during the
quarter (in $ ’000)	202,299	118,585	71%	189,649	189,649
Value of transactions processed
through POS devices during the
completed pay cycles for the quarter
(in $ ’000)	189,139	112,950	67%	187,769	187,769
Average number of grants processed
per terminal during the quarter	725	403	80%	643	643
Average number of grants processed
per terminal during the completed pay
cycles for the quarter	678	474	43%	639	639

EasyPay transaction fees:
Number of transactions processed	100,831,659
Average fee per transaction (in ZAR)	0.21

Three months ended September 30, 2006 and 2005 (continued)

				Three
				months
	Three months ended			ended	Year ended
	September 30,		Change	June 30,	June 30,
	2006	2005		2006	2006
Smart card accounts:
Total number of smart card accounts	3,738,975	3,398,516	10%	3,653,696	3,653,696

Hardware, software and related
technology sales:
Ad hoc significant hardware sales
(US$ ’000)
Nedbank POS’s, pin pads, smart cards
and other hardware	-	2,000	nm	2,400	13,300
Smartswitch Namibia hardware and
software (before consolidation
adjustments)	-	1,200	nm	-	3,900
Smartswitch Botswana hardware and
software (before consolidation
adjustments)	2,000	-	nm	-	-

Financial services: (US$ ’000)
Traditional microlending:
Finance loans receivable – gross	6,650	8,039	(17)%	7,169	7,169
Allowance for doubtful finance loans
receivable	(3,551)	(4,053)	(12)%	(3,448)	(3,448)
Finance loans receivable – net	3,099	3,986	(22)%	3,721	3,721

UEPS-based lending:
Finance loans receivable –net and
gross (i.e., no provisions)	2,899	4,479	(35)%	2,992	2,992

Earnings (Loss) from equity accounted
investments: (US$ ’000)
SmartSwitch Namibia:
Equity owned	50%	50%		50%	50%

Beginning of period	(516)	-		(543)	-
Equity accounted (loss)(1)	(206)	-		(55)	(586)
Foreign currency adjustment	63	-		82	70
End of period	(659)	-		(516)	(516)

SmartSwitch Botswana:
Equity owned	50%	50%		50%	50%

Beginning of period	-	-		-	-
Equity accounted (loss) (1)	(520)	-		-	-
Foreign currency adjustment	25	-		-	-
End of period	(495)	-		-	-

nm – Statistic not meaningful
(1) – includes the elimination of unrealized net income

Net 1 UEPS Technologies, Inc.
Attachment B

Key metrics and statistics at and for the three months ended September 30, 2006 and 2005 excluding the results of Prism Holdings Limited:

Three months ended September 30, 2006 and 2005

					Three
					months
	Three months ended				ended	Year ended
	September 30,		Change		June 30,	June 30,
				Constant
	2006(1)	2005		Exchange	2006	2006
	US$	US$	Actual	Rate (2)	US$	US$
Key statement of operations data, in
’000, except EPS
Revenue	$45,126	$45,887	(2)%	9%	$48,198	$196,098
Operating income	24,017	20,397	18%	31%	23,001	89,613
Net income(3)	$16,295	$13,179	24%	37%	$15,545	$59,232

Earnings per share,
Basic(3)	28.6	23.8	20%	33%	27.4	105.8

Key segmental data, in’000, except
margins
Revenue:
Transaction-based activities	$29,214	$27,818	5%	17%	$30,346	$117,186
Smart card accounts	8,580	8,552	0%	11%	9,354	36,220
Financial services	2,985	4,274	(30)%	(23)%	3,673	16,129
Hardware, software and related
technology sales	4,347	5,243	(17)%	(8)%	4,825	26,563
Total consolidated revenue	$45,126	$45,887	(2)%	9%	$48,198	$196,098

Consolidated operating income (loss):
Transaction-based activities	$17,629	$14,132	25%	38%	$16,576	60,653
Smart card accounts	3,901	3,887	0%	11%	4,252	16,464
Financial services	1,060	1,844	(43)%	(36)%	1,475	6,929
Hardware, software and related
technology sales	2,387	4,067	(41)%	(35)%	3,331	16,721
Corporate/ Eliminations	(960)	(3,533)	(73)%	(70)%	(2,633)	(11,154)
Total operating income	$24,017	$20,397	18%	31%	$23,001	$89,613

Operating income margin (%)
Transaction-based activities	60%	51%			55%	52%
Smart card accounts	45%	45%			45%	45%
Financial services	36%	43%			40%	43%
Hardware, software and related
technology sales	55%	78%			69%	63%
Overall operating margin	53%	44%			48%	46%

(1) – Amounts and percentages in this column exclude the consolidated results of Prism Holdings Limited.

(2) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the first quarter of fiscal 2007 also prevailed during the first quarter of fiscal 2006.

Net 1 UEPS Technologies, Inc.
Attachment B

Key metrics and statistics at and for the three months ended September 30, 2006 and 2005 excluding the results of Prism Holdings Limited: Three months ended September 30, 2006 and 2005

(3) – Net income and earnings per share – basic for the three months ended September 30, 2006 are non-GAAP measures as they exclude the results of Prism for the three months ended September 30, 2006, the expense related to the amortization of intangible assets acquired in the Prism acquisition and the stock-based compensation charge related to options granted to Prism employees. Accordingly, Prism’s net loss of $301, or 0.5 cents, the amortization expense of $800, or 1.4 cents, and the stock-based compensation charge of $122, or 0.2 cents, must be subtracted from the non-GAAP net income and earnings per share - basic measures provided in order to arrive at GAAP net income of $15,072, or 26.5 cents.

The Company believes it meaningful to present this information until the Prism integration is complete and the Company’s shareholders are able to better understand the implications of the Prism acquisition on the Company’s results.

Net 1 UEPS Technologies, Inc.
Attachment C

Reconciliation of GAAP results to fundamental results:

Three months ended September 30, 2006 and 2005

			Three months ended September 30,
			Amortization
			of Prism	Stock-based
		2006	intangible	compensation	2006	2005
		GAAP	assets(1)	charge	Fundamental	GAAP

Net income (US$’000)		15,072	800	122	15,994	13,179
Earnings per share, basic (US$ cents)		26.5			28.1	23.8

Net income (ZAR’000)		108,728	5,769	880	115,377	85,698
Earnings per share, basic (ZAR cents)		191.0			202.7	154.7

(1) Amortization of Prism Intangibles, net of deferred tax benefit:
	$	’000	ZAR ’000
Customer relationships		298	2,149
Software and unpatented technology		884	6,374
Trademarks		85	613
Deferred tax benefit		(467)	(3,367)
		800	5,769